Exhibit 99.1

Intrawest Reports Select Ski Season Metrics for the Season-to-Date Period Ended January 4, 2015

Denver, Colorado, January 13, 2015 - Intrawest Resorts Holdings, Inc. (NYSE: SNOW), a leading North American mountain resort and adventure company, today reported select ski season metrics for the comparative periods from the beginning of the ski season through January 4, 2015, and for the prior year period through January 5, 2014. For comparative purposes, the metrics do not include Blue Mountain Ski Resort, which was not 100% owned in the prior year period. The data mentioned in this release is interim period data and subject to fiscal quarter end review and adjustments.

•	Sales of season pass and frequency products are up approximately 7% in units and 16% in sales dollars versus the same time last year.*

•	Season-to-date Effective Ticket Price (“ETP”) increased 4.2% over the prior year season-to-date period.

•	Season-to-date total skier visits were down 0.8% compared to the prior year season-to-date period, primarily due to challenging weather and conditions in the East.

•	Season-to-date total lift ticket revenue, including an allocated portion of season pass revenue for each applicable period, grew approximately 3.3% compared to the prior year season-to-date period.

•	Season-to-date ski school revenue grew 8.8%, retail/rental revenue grew 5.3%, food and beverage and lodging revenues were down 1.1% and 5.8%, respectively.
* Includes Blue Mountain Ski Resort
"We are pleased that our season pass and frequency product sales, pricing initiatives, and snowmaking technology positioned us to overcome challenging weather in the East,” stated Tom Marano, Chief Executive Officer. “Season-to-date performance was particularly strong at our Colorado resorts where lift revenue grew more than 8%. With cold weather having returned, our Eastern resorts now have approximately 90% of terrain open versus less than 60% at the beginning of the Christmas holiday period. Normalized conditions in the East, strong season pass and frequency product sales, increased guest spending on ancillary services, and the fact that this point in the season historically represents only between 25% and 30% of total skier visits, all give us confidence that we are well positioned for a successful season.”

About Intrawest Resorts Holdings, Inc.
Intrawest is a North American mountain resort and adventure company, delivering distinctive vacation and travel experiences to its customers for over three decades. The Company owns interests in seven four-season mountain resorts with more than 11,000 skiable acres and over 1,140 acres of land available for real estate development. Intrawest’s mountain resorts are geographically diversified across most of North America’s major ski regions, including the Eastern United States, the Rocky Mountains, the Pacific Southwest and Canada. The Company also operates an adventure travel business, the cornerstone of which is Canadian Mountain Holidays, the leading heli-skiing adventure company in North America. Additionally, the Company operates a comprehensive real estate business through which it manages, markets and sells vacation club properties; manages condominium hotel properties; and sells and markets residential real estate. Intrawest Resorts Holdings, Inc. common stock is traded on the New York Stock Exchange (NYSE: SNOW). For more information, visit www.intrawest.com.

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Forward-Looking Statements
This press release includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “intend”, “expect”, “estimate”, “plan”, “outlook” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including weakness in general economic conditions; lack of adequate snowfall and unfavorable weather conditions; adverse events that occur during our peak operating periods; our failure to achieve the expected benefits of our recent acquisition and other risks associated with our acquisition strategy; Steamboat Ski & Resort's dependence on subsidized direct air service; risks related to information technology; our potential failure to maintain the integrity of our customer or employee data; risks of foreign currency fluctuations; adverse consequences of ongoing legacy litigation or future legal claims; our ability to monetize real estate assets; a partial or complete loss of Alpine Helicopters’ services; the effects of climate change; our ability to successfully maintain internal control over financial reporting; our substantial leverage, which could adversely affect our ability to raise additional capital to support our growth strategy; risks associated with Fortress’s ownership of a majority of our outstanding common stock and other risks described under the caption “Risk Factors” in Part I - Item 1A., “Risk Factors” in our Annual Report on Form 10-K for the period ended June 30, 2014, filed with the Securities and Exchange Commission (“SEC”) on September 23, 2014, as may be revised in our future SEC filings. We operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact
Investor Relations
Intrawest Resorts Holdings, Inc.
(303) 749-8370
InvestorRelations@intrawest.com

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